                                                  Exhibit 12
                       AMR CORPORATION
      Computation of Ratio of Earnings to Fixed Charges
                        (in millions)

                                           Three Months          Six Months
                                          Ended June 30,       Ended June 30,
                                           2003     2002        2003     2002
Earnings:
 Loss before income taxes and
  cumulative effect of accounting change    $ (75)  $(720)    $ (1,118)  $(1,583)

 Add: Total fixed charges (per below)         434     435          871       875


 Less:  Interest capitalized                   18      22           37        44

 Total loss before income taxes and
  cumulative effect of accounting change     $341   $(307)     $  (284)  $  (752)

Fixed charges:
 Interest, including interest
  capitalized                                $181   $ 156      $   364   $   316

 Portion of rental expense
  representative of the interest factor       241     270          485       542

 Amortization of debt expense                  12       9           22        17
    Total fixed charges                      $434   $ 435      $   871   $   875


Coverage deficiency                          $ 93    $742      $ 1,155   $ 1,627